Exhibit 99.1

DUCKWALL-ALCO ENGAGES CONSULTING FIRM TO STRENGTHEN STORE OPERATIONS AND FINANCIAL PERFORMANCE

Second-quarter conference call scheduled for September 12, 2008

Abilene, Kan. (September 3, 2008) – Duckwall-ALCO Stores, Inc. (NASDAQ: DUCK) today announced a $3.5 million consulting agreement that is expected to generate at least $8 million on an annualized basis after complete store implementation by July 1, 2009.

Larry Zigerelli, President and CEO, said: “We recognize the need for improved efficiency and effectiveness at the store level to deliver better results for our shareholders. I am confident in the anticipated benefits of this engagement based on my prior experience with the same consultants on a very similar project.”

Details of the consulting agreement are contained in a separate 8-K filing. The Company will answer questions about the engagement and expected operational improvements during its quarterly earnings call on September 12, 2008. The information for the call is below.

Investor Conference Call

The Company will host its second-quarter investor conference call at 10:00 a.m. Central Daylight Time on September 12, 2008. The Company will release earnings following the close of business on September 11, 2008. The dial-in number for the conference call is 800-388-8975 (international/local participants dial 913-312-0408), and the Confirmation Code is 5345297. Parties interested in participating in the conference call should dial in approximately five minutes prior to 10:00 a.m. Central Daylight Time.

About Duckwall-ALCO Stores, Inc.

Duckwall-ALCO Stores, Inc. is a regional retailer that specializes in meeting the needs of smaller, underserved communities throughout the central United States. The Company offers an exceptional selection of fashionable merchandise, quality products and recognized brand names at reasonable prices. Its specialty is delivering those products with the friendly, personal service its customers have come to expect. With 258 stores across 23 states, Duckwall-ALCO Stores is proud to have continually provided excellent products at good value prices to its customers for 107 years.  To learn more about Duckwall-ALCO Stores, Inc. visit www.ALCOstores.com.

Forward-looking statements

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”). Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments, and Company performance. Factors which could significantly change results include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition, and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company’s 10-Q filings and other public documents, copies of which are available from the Company on request and are available from the United States Securities and Exchange Commission.

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For more information, contact:

Donny R. Johnson

Executive Vice President and Chief Financial Officer

785-263-3350 x164

e-mail: djohnson@ALCOstores.com

website: www.ALCOstores.com

or

Debbie Hagen

Hagen and Partners

913-652-6547

e-mail: dhagen@hagenandpartners.com